Exhibit 5.1

Our ref: CHX/653104-000013/35087113v2

EZGO Technologies Ltd.

Kingston Chambers

P.O. Box 173

Road Town, Tortola

British Virgin Islands

13 September 2023

Dear Sirs

EZGO Technologies Ltd. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), including the base prospectus dated 30 November 2022 (the “Base Prospectus”) and the prospectus supplement dated 11 September 2023 (the Base Prospectus and the Prospectus Supplement together, the “Prospectus”) including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) for the purposes of, registering with the Commission under the SEC Act, the offering by the Company (the “Offering”) of:

a)	up to 8,498,125 ordinary shares of the Company, with a par value of US$0.001 each (the “Ordinary Shares”);

a)	certain Ordinary Share Purchase Warrants, each Ordinary Share Purchase Warrant exercisable to purchase one ordinary share of the Company with a par value of US$0.001 each in an amount up to 8,498,125 ordinary shares (the “Ordinary Share Purchase Warrant Shares”);

b)	certain Exchange Warrants, each Exchange Warrant exercisable to purchase one ordinary share of the Company with a par value of US$0.001 up to 33,992,500 ordinary shares (the “Exchange Warrant Shares” together with the Ordinary Share Purchase Warrant Shares, the “Warrant Shares”).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Prospectus.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 12 September 2023, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2

The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 12 September 2023 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 13 September 2023 (the “Resolutions”).

1.4	A Certificate of Incumbency dated 6 September 2023, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 11 September 2023 (the “Certificate of Good Standing”).

1.6	A certificate from a director of the Company (the “Director’s Certificate”).

1.7	The Registration Statement.

1.8	The Prospectus.

1.9

A securities purchase agreement dated 11 September 2023 (the “SPA”) made between the Company and each purchaser specified therein on the signature pages thereto (the “Purchasers” and each, a “Purchaser”).

1.10	The form of ordinary share purchase warrant (each, an “Ordinary Share Purchase Warrant”) to be entered into by the Company in favour of each Purchaser.

1.11	The form of exchange warrant (each, an “Exchange Warrant” and together with the Ordinary Share Purchase Agreement, the “Warrants”) to be entered into by the Company in favour of each Purchaser.

The documents listed in paragraphs 1.9 and 1.11 (inclusive) above shall be referred to collectively herein as the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Certificate of Good Standing and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	All signatures, initials and seals are genuine.

2.7	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.8	The Company will have sufficient authorised and unissued ordinary shares under the Memorandum and Articles at the time any Ordinary Shares or Warrant Shares are issued.

2.9	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares or Warrant Shares.

2.10	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.11	The Ordinary Shares issued pursuant to the SPA, the Warrant Shares to be issued pursuant to any Warrants have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

2.12	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a)	none of the Ordinary Shares have been, or will be, issued for less than their par value; and

(b)	to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.13	The Warrant Shares will be issued for cash consideration, or, to the extent that any Warrant Shares are to be issued, in whole or in part, for non-cash consideration, the Company has passed or will pass a resolution of directors in respect of such Warrant Shares stating:

(a)	the amount to be credited for the issue of such Warrant Shares; and

(b)	that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Warrant Shares.

2.14	At the time of the exercise of each Warrant into a Warrant Share in accordance with the terms and provisions of the Warrants (each such exercise, a “Warrant Exercise”):

(a)	the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the Warrant Exercise;

(b)	the Company will have sufficient authorised but unissued ordinary shares to effect the Warrant Exercise in accordance with the Warrants, the Memorandum and Articles and the Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Warrant Share issued upon Warrant Exercise will not be less than the par value of such Warrant Share; and

(e)	the terms and provisions of the Warrant relating to the Warrant Exercise and the terms of the Memorandum and Articles will not have been altered, amended or restated or subject to any adjustment.

2.15	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Prospectus have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the SPA and as described in the Prospectus and in accordance with the terms set out in the SPA and as described in the Prospectus, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.3	The Warrant Shares to be offered and issued by the Company upon the exercise of the Ordinary Share Purchase Warrants in accordance with the Ordinary Share Purchase Warrant and issued by the Company as contemplated by the Ordinary Share Purchase Warrant and as described in the Prospectus have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Ordinary Share Purchase Warrant and as described in the Prospectus and in accordance with the terms set out in the Ordinary Share Purchase Warrant such Warrant Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.4	The Warrant Shares to be offered and issued by the Company upon the exercise of the Exchange Warrants in accordance with the Exchange Warrant and issued by the Company as contemplated by the Exchange Warrant and as described in the Prospectus have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Exchange Warrant and as described in the Prospectus and in accordance with the terms set out in the Exchange Warrant such Warrant Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.5	The execution, delivery and performance of the Documents have been authorised by and on behalf of the Company and, once the Documents have been executed and delivered by any director or officer of the Company, the Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.6	Based solely on our review of the Memorandum and Articles, the Company is authorised to issue a maximum of 500,010,000 shares divided into 500,000,000 Ordinary Shares of US$0.001 par value each and 10,000 Preferred Shares of no par value each.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Prospectus.

4.4	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders of Her Majesty in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.5	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraphs 3.2 and 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares or the Warrant Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.6	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.7	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Prospectus. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares and Warrant Shares pursuant to the Prospectus. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder